Exhibit (J)(1)
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated November 19, 2010, relating to the financial statements and financial highlights which appear in the September 30, 2010 Annual Reports to Shareholders of ICON Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.
PricewaterhouseCoopers LLP
Denver, Colorado
January 20, 2011